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FOR IMMEDIATE RELEASE

Yahoo! to Acquire eGroups

Yahoo! to Enhance Communication Services by Enabling People to
Easily Create, Join, and Manage Email Groups

    SANTA CLARA, Calif.—June 28, 2000—Yahoo! Inc. (Nasdaq: YHOO), a global Internet communications, commerce and media company, today announced it has signed a definitive agreement to acquire eGroups, Inc., an email group communication service that makes sharing interests, collaborating, and exchanging ideas among many people via email easy and efficient. The acquisition combines the Web's largest online community with a leading provider of email group communications. The combination of these two companies supports Yahoo!'s goal to be the only place anyone has to go to find and get connected to anything or anyone, giving Yahoo!'s community of 145 million consumers powerful new ways to communicate one-to-one, one-to-many, and many-to-many. As a key element of Yahoo!'s overall business strategy to expand essential communication tools to users, the eGroups acquisition will enable Yahoo! to tightly integrate group email services throughout the Yahoo!® network of properties.

    "The addition of eGroups' technology and resources strengthens the communication services Yahoo! currently provides users and gives them more ways to stay in touch with other individuals. The ability to create, manage, and join email groups is something our users have been asking for, and this acquisition delivers this capability to them easily and rapidly," said Jeff Mallett, president and chief operating officer of Yahoo!. "In addition to an established global presence, eGroups has amassed 17 million loyal members who have created more than 800,000 active email groups. We are looking forward to introducing Yahoo!'s personalized, integrated services to eGroups' community of worldwide users."

    eGroups' easy-to-use service will complement Yahoo!'s global communications platform, one of the largest in the world which handled more than 3.6 billion messages in the month of March 2000. The addition of eGroups to Yahoo!'s comprehensive suite of communications services, including Yahoo! Clubs, Yahoo! Mail, and Yahoo! Messenger, will further Yahoo!'s goal to give users everything they need to communicate and organize their lives in one centralized online location. Yahoo!'s integrated communications services currently offer individuals a wide range of options, including the ability to send messages and alerts to and from wireless devices such as cell phones, pagers and personal digital assistants. Yahoo! also plans to integrate this service into its recently announced Corporate Yahoo!, a customized enterprise information portal based on the widely used My Yahoo! interface.

    "Combining our expertise in email group communications with Yahoo!'s position as one of the Web's leading global branded networks allows us to make our service accessible to the Web's largest online audience," said Michael Klein, president and chief executive officer of eGroups. "Group email is one of the fastest-growing Internet categories and is likely to touch the lives of virtually anyone with an email address. This acquisition by Yahoo! supports our mission to deliver the world's largest, easiest and most comprehensive group communications platform."

    Under the terms of the acquisition agreement, Yahoo! will issue approximately 3,428,136 shares of Yahoo! common stock in exchange for all outstanding eGroups shares, options, and warrants. The acquisition, which is subject to the approval of eGroups' stockholders and regulatory approval, will be accounted for as a pooling of interests and is expected to be completed in the third quarter. Yahoo! expects to record a one-time charge during the third quarter of 2000 relating to expenses incurred in connection with the transaction.

Yahoo! to Acquire eGroups/Page 2

    eGroups, Inc. is a widely used email group communications platform on the Internet. The eGroups service enables members to easily create, join, and manage email groups focused on personal and business interests. Complementing the core service is a set of integrated Web-based group communication features such as group calendars, file sharing, polling and email archives. The company serves more than 17 million members and hosts over 800,000 active email groups. The eGroups Web site was ranked #13 among Web Services companies by Media Metrix in May 2000. eGroups is based in San Francisco and Redwood City, California.

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 145 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 22 local World properties outside the United States. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999 and Yahoo!'s quarterly report on Form 10-Q for the three-month period ended March 31, 2000 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission (http://www.sec.gov).

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Press Contacts:

Shannon Stubo, Yahoo! Inc., (408) 530-5144, sstubo@yahoo-inc.com
Lauren Karp, eGroups, Inc. (415) 546-2715, lauren@egroups.net

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